Exhibit 99.1

Capital One Master Trust Aggregated Data for 2007

Aggregate Data for year ended December 31, 2007

Defaults	$2,434,577,496.46
Total Collections	$98,932,292,229.75
Collections of Principal Receivables	$89,092,545,155.38
Collection of Finance Charge Receivables (includes amortization of annual membership fees)	$9,878,040,504.00

Annual Servicing Fee Paid by each publicaly registered series	$97,598,581.63
Aggregate amount paid to Certificateholders of publicaly registered series allocable to principal	$2,370,000,000.00
Class A Investor Charge—Offs	$0.00
Class B Investor Charge—Offs	$0.00
Class C Investor Charge—Offs	$0.00